KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

TRUE COPY TRANSFER DEED OF SHARES

kenmerk: 9470 / 24422

On the eighteenth day of February two thousand and ten, appeared before me Mr. AUGUSTINUS ADRIANUS CORNELIS CONSTANTINUS RADEMAKERS, civil law notary practicing in Roosendaal:

1. Mister Ben van Wijhe, born in Apeldoorn on three December nineteen hundred sixty five, holder of a Dutch passport with number NSL3B6D34, residing in (7216 PL) Kring van Dorth (The Netherlands) at Wittendijk 13, hereby acting in his capacities of director and legal representative of:
   a. the foreign corporation: **Reunite Investments Inc.**, (formerly known as Commodore International Corporation), a corporation incorporated under the laws of the State of Colorado, United States of America, having its principle place of business in Laguna Woods, United States of America, 24338 El Toro Road, Suite E, CA 82637, registered with the State Secretary of Colorado, United States of America, under number 19991089075, hereinafter referred to as: the "**Seller**";
   b. the foreign corporation: **Asiarim Corporation**, a corporation incorporated under the laws of the State of Nevada, United States of America, having its principle place of business in Hong Kong, 1601, 16/F Jie Yang Building, 271 Lockart Road, Wanchai and registered with the Nevada Secretary of State under number: NV20071141130, hereinafter referred to as "**Asiarim**";
   c. the private company with limited liability: **Commodore International B.V.**, having its legal seat in 's-Hertogenbosch (The Netherlands) and with its principle place of business in (7573 PA) Oldenzaal, Haerstraat 125, registered with the Dutch Commercial Register of the Chamber of Commerce and Industry under number: 16088897, hereinafter referred to as: the "**Company**";
2. Mister Eugène van Os, born in Rotterdam on sixteen February nineteenhundred sixty six, holder of a Dutch passport with number: NR110F1P7, residing in (D-49835) Lohne-Wietmarschen at Lohner Flugplatzstrasse 2, hereby acting in his capacity of director and legal representative of the private company with limited liability: **CIC Europe Holding B.V.**, having its legal seat in Baam (The Netherlands) and with its principle place of business in (7573 PA) Oldenzaal, Haerstraat 125, registered with the Dutch Commercial Register of the Chamber of Commerce and Industry under number: 24387249, hereinafter referred to as: the "**Buyer**".

The person appearing, acting in the aforesaid capacities, declared:

WHEREAS:

a. the Seller is the sole shareholder of the Company;
b. the Buyer is indirectly a wholly-owned subsidiary of Asiarim;

c. the Company holds all of the intellectual property rights relating to — the brand name 'Commodore'. Certain rights for making use of —— these intellectual property rights have been granted to the Buyer, — considering arm's length principles, in accordance with the terms — and conditions of a trademark license agreement dated the eleventh day of February two thousand and ten. A photocopy of this ——— trademark license agreement is attached to this deed as Annex 1; –
d. the shares in the share capital of the Company have been pledged – in favour of respectively Mr. A.W.M. Ebben, Mr. J. Hoogstrate and — Oshold Nederland B.V. by deed of pledge of registered shares —— (*verpanding van aandelen op naam*) executed in front of Mr. ——— A.A.C.C. Rademakers, civil law notary practicing in Roosendaal, on - the sixteenth day of October two thousand and nine, hereinafter —— referred to as the "**Deed of Pledge**". The Deed of Pledge is a —— security for the proper repayment of various loans due by the Seller, totally amounting to one million twenty seven thousand seven —— hundred forty five euro (EUR 1.027.745,00) as at the eleventh day – of September two thousand and nine. The aforementioned total —— loan amount and the interest and charges thereon will be due for —— payment by the Seller to the aforesaid loan givers on or before the – first day of July two thousand and ten. A photocopy of the Deed of – Pledge is attached to this deed as Annex 2. Mr. A.W.M. Ebben, Mr. - J. Hoogstrate and Oshold Nederland B.V. have acknowledged to — the parties hereto that they agree with this transfer of the Shares in - accordance with the terms and conditions of this deed. Photocopies of these declarations are attached to this deed as Annex 3; ———
e. on the first day of September two thousand and nine the parties —— entered into a participation agreement relating to, among others, the sale and transfer of the shares in the share capital of the Company - to (a subsidiary of) Asiarim. A Photocopy of this participation ——— agreement, hereinafter referred to as "**Participation Agreement**", is attached to this deed as Annex 4; ————————
f. the parties wish to effect the execution of the Participation ——— Agreement and wish to effect the transfer of the Shares by means — of this deed of transfer of registered shares. ———————

IT WAS AGREED AS FOLLOWS: ————————————

A. <u>TRANSFER</u> ————————————————

In implementation of the Participation Agreement and that which —— has been agreed further in this respect between the parties, the —— person appearing, acting in the aforesaid capacities, declared that – the Seller hereby transfers to the Buyer subject to the additional —— obligation of transfer as set forth in Section F. of this deed, who —— hereby accepts: ————————————

four thousand (4.000) shares in the share capital of the Company, - each with a nominal value of TEN DUTCH GUILDERS (NLG 10.—

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

), or FOUR EUROS AND FIFTY FOUR EUROCENT (EUR 4.54), converted in accordance with Section 178(c) of Book 2 of the Dutch Civil Code (Burgelijk Wetboek), numbered 1 to 4.000 inclusive, and representing one hundred percent (100%) of the share capital of the Company,

hereinafter referred to as the "**Shares**".

B. ACQUISITION BY THE SELLER

1. one thousand nine hundred sixty (1.960) of the aforesaid shares in the share capital of the Company, numbered 441 to 2.400 inclusive, hereinafter referred to as the "**A Shares**", were acquired by the Seller through purchase and transfer as is evidenced by the deed executed on the tenth day of June two thousand and five before a substitute of Mr. H.C.L.M. van Rooij, civil law notary practicing in Laarbeek, in which deed the transfer was also acknowledged by the Company.
2. two thousand and forty (2.040) of the aforesaid shares in the share capital of the Company, numbered 1 to 440 inclusive and 2.401 to 4.000 inclusive, hereinafter referred to as the "**B Shares**", were acquired by the Seller through purchase and transfer as is evidenced by the deed executed on the tenth day of February two thousand and ten before Mr. C.J.J.M. van Gool, civil law notary practicing in Amsterdam, in which deed the transfer was also acknowledged by the Company.

C. PURCHASE PRICE

1. The purchase price relating to the A Shares to be paid by the Buyer to the Seller amounts to:
   a. a fixed amount of five hundred thousand euro (EUR 500.000,00) to be paid on or before the thirtieths day of June two thousand and ten by means of immediate electronic wire transfers (*electronische bankbetalingen met spoed*) into the bank accounts of the beneficiaries of the Deed of Pledge, or alternatively in the event that the Deed of Pledge would already have been released at such moment of time, into the bank account of the Seller; and
   b. an earn-out in the amount of maximum five hundred thousand euro (EUR 500.000,00) and to be calculated as twenty five percent (25%) of the actual royalty income or other income generated by the Company during the course of business of the two (2) financial years of the Company ending on respectively the thirty first day of December two thousand and ten and two thousand and eleven, to be paid by means of immediate electronic wire transfers into the bank accounts of the beneficiaries of the Deed of Pledge, or alternatively in the event that the Deed of Pledge would already have been released at such

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

moments of time, into the bank account of the Seller, within thirty (30) days upon the date of earning the royalty income or other income generated by the Company.

2. The purchase price relating to the B Shares to be paid by the Buyer to the Seller amounts to three hundred thousand euro (EUR 300.000,00) in accordance with the terms and conditions of the Participation Agreement and has already been paid by Asiarim for and on behalf the Buyer to the Seller on the tenth day of February two thousand and ten. The Seller hereby acknowledges the receipt of the purchase price relating to the B Shares.

D. GUARANTEES AND CONDITIONS

1. The Seller guarantees the Buyer:
   a. that the Seller is exclusively authorized to sell and transfer the Shares. Asiarim herewith acknowledges that it agrees and accepts that the Shares are hereby being transferred and delivered to the Buyer as part of the execution of the Participation Agreement and further agreements by the parties thereon.
   b. that there are no options or other rights by virtue of which any party might claim that one or more of the Shares be transferred;
   c. that the Shares are free from encumbrances and any security rights or rights of enjoyment of third parties other than the Deed of Pledge and that no depository receipts have been issued for the Shares. The Buyer herewith acknowledges that it irrevocably and unconditionally agrees and accepts any and all of the claims and obligations resulting from the Deed of Pledge;
   d. that the Shares are fully paid-up;
   e. that the Seller has not been denied the right to dispose of or encumber the Shares pursuant to Section 22(a) of Book 2 of the Dutch Civil Code.
   f. that the other guarantees included in the Participation Agreement will remain unimpaired.
2. The guarantees referred to above under (a) to (f) inclusive will remain unimpaired, even if it were to be assumed at a later date that the Buyer failed to fulfil its obligation to examine, unless the Seller proves that the Buyer was grossly in default or if the Buyer, prior to concluding this contract, was aware that the Seller had already violated one of the aforementioned guarantees.
3. As of the date hereof all income and expenditure relating to the Shares and all economical and legal rights to the Shares will be at the expense of the Buyer.

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

4. The costs of this deed are payable by the Buyer. ——————

E. DECLARATIONS BY THE COMPANY ——————

The person appearing, acting in his/her capacity referred to under 1. c., declared: ——————

1. **Articles of association** ——————
   The Company's articles of association (*statuten*) read as most — recently laid down by deed executed on the twelfth of November nineteen hundred ninety seven before Mr. D.J. den Beer ——— Poortugael, civil law notary practicing in Eindhoven. The Buyer — declared that it was familiar with the contents of the Company's - articles of association. ——————
2. **Transfer restrictions** ——————
   The Company's transfer restrictions contained in the articles of — association imply that the Shares must first be offered to all the — shareholders of the Company. ——————
3. **Application of transfer restrictions** ——————
   Directly prior to the execution of this deed the Seller is the sole — shareholder of the Shares and therefore the transfer restrictions - are not applicable. ——————
4. **Acknowledgement** ——————
   The Company acknowledges the transfer of the Shares and is — responsible for making entry of this in the shareholders' register.

F. ADDITIONAL OBLIGATION TO TRANSFER ——————

As mentioned in Section A. of this deed the transfer of the Shares is — subject to an additional obligation to transfer the Shares in the event — that: ——————

a. Asiarim has not duly and timely paid accordingly to the agreement - between Mr. A.W.M. Ebben and Mr. J. Hoogstrate, and Asiarim — dated the eighth day of February two thousand and ten, that ——— Asiarim will pay to Mr. A.W.M. Ebben and Mr. J. Hoogstrate ——— cumulative: ——————
   1. four hundred thousand (€ 400.000,00) before the first of April — two thousand and ten with interest; and ——————
   2. three hundred thousand euros (€ 300.000,00) before the first — of July two thousand and ten with interest, ——————

   a copy of which agreement will be attached to this deed as Annex - five; and furthermore as a result of this; ——————
b. The Buyer will have the obligation to transfer the 2.040 shares in — the capital of the Company as mentioned in this deed (51%) to Mr. A.W.M. Ebben and Mr. J. Hoogstrate before or at the first of July — two thousand and ten at the value of three hundred thousand ——— euros (€ 300.000,00). ——————

Appearing before me, civil law notary, miss Mr. Léonie Grund, in this — matter residing at Brugstraat 35 in Roosendaal, born in Hendrik-Ido—— Ambacht on the third of June nineteen hundred seventy five, passport -

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

number NJ7933343, who declares to act in this matter as a manager of the affairs of Mister A.W.M. Ebben and Mister J. Hoogstrate, both aforementioned, and accepts the (cumulative) conditions as described above sub a and accepts the transfer as mentioned sub b from the Buyer.

APPENDICES

The following appendices will be appended to this deed:

- A photocopy of the trademark license agreement;
- A photocopy of the Deed of Pledge;
- Photocopies of the declarations of the holders of the Deed of Pledge;
- A photocopy of the Participation Agreement;
- A photocopy of the agreement of the eighth of February two thousand and ten.

GOVERNING LAW

This deed is exclusively governed by Dutch law.

FINAL CLAUSES

The persons appearing have sufficiently proved their identity to me, the civil law notary. This deed was executed in Roosendaal on the date stated at the beginning of this deed. I, the civil law notary, communicated and explained the substance of this deed to the persons appearing.

The persons appearing then declared that they have read and understood the contents of the deed and that they agreed to the limited reading of the deed.

After its limited reading, this deed was immediately signed by the persons appearing and by me, the civil law notary.

following three signatures

FOR TRUE COPY:

Mr. A.A.C.C. Rademakers notaris te Roosendaal